As filed with the Securities and Exchange Commission on December 12, 2008.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	20-8995389 (I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copies to:

Randall J. Erickson

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Christopher B. Noyes C.J. Wauters Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202 (414) 273-3500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [x]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer [ X ]	Accelerated filer [ ]	Non-accelerated filer [ ]
Smaller reporting company [ ]		(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Senior Preferred Stock, Series B, $1.00 par value per share	1,715,000	$1,000(1)	$1,715,000,000	$67,399.50
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock (2)	13,815,789(2)	$18.62(3)	$257,250,000(3)	$10,109.93
Total:			$1,972,250,000	$77,509.43

(1)

Calculated in accordance with Rule 457(a) and includes such additional number of shares of Senior Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)

In addition to the Senior Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 13,815,789 shares of Common Stock, $1.00 par value, with an initial exercise price of $18.62 per share, (b) the 13,815,789 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.

(3)

Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $18.62 per share.

PROSPECTUS

1,715,000 Shares of Senior Preferred Stock, Series B

Warrant to Purchase 13,815,789 Shares of Common Stock

13,815,789 Shares of Common Stock

MARSHALL & ILSLEY

CORPORATION

________________

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Senior Preferred Stock, Series B (the “Senior Preferred Stock”), a warrant (the “Warrant”) to purchase 13,815,789 shares of our Common Stock, $1.00 par value per share (the “Common Stock”), and any shares of Common Stock issuable from time to time upon exercise of the Warrant.  In this prospectus, we refer to the shares of Senior Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the “Securities.”  The Senior Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated November 14, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury (the “UST”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The UST and its successors, including transferees (the “Selling Securityholders”), may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

The Senior Preferred Stock is not listed on an exchange, and, unless requested by the UST, we do not intend to list the Senior Preferred Stock on any exchange.

Our Common Stock is listed on the New York Stock Exchange under the symbol “MI.”

Investing in our Securities involves a high degree of risk.  See “Risk Factors” beginning on page 2.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

________________

The principal executive offices of Marshall & Ilsley Corporation are located at 770 North Water Street, Milwaukee, Wisconsin 53202, and the telephone number is (414) 765-7801.

________________

This prospectus is dated December 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell the Securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Securities.  We may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Securityholders.  Such prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.  You should read this prospectus and, if applicable, any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the Securities offered under this prospectus.  You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Unless the context otherwise indicates, the terms “M&I,” “we,” “our” or “us” mean Marshall & Ilsley Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at our website at http://www.micorp.com or at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the SEC’s public reference room.  You may also inspect our reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  Information contained on our website is not a part of this prospectus.

For further information about us and the Securities offered under this prospectus, you should refer to our registration statement and its exhibits.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus.  In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.  We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

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Our annual report on Form 10-K for the year ended December 31, 2007;

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Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

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Our current reports on Form 8-K dated January 2, 2008, January 15, 2008, January 24, 2008, April 22, 2008, April 25, 2008, July 3, 2008, August 22, 2008, October 17, 2008, October 28, 2008, November 14, 2008 and December 5, 2008; and

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The description of our Common Stock incorporated by reference in Amendment No. 4 to our registration statement on Form 10, filed October 10, 2007 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Phone:  (414) 765-7801

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement that are not historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include: (1) statements made in our annual report on Form 10-K for the year ended December 31, 2007 under Part I, Item 1, Business, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 under Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements with respect to internal growth plans, projected revenues, margin trends, future acquisitions, capital expenditures and adequacy of capital resources; (2) statements included or incorporated by reference in our future filings with the SEC; and (3) information contained in written material, releases and oral statements issued by, or on behalf of, us including, without limitation, statements with respect to projected revenues, costs, earnings and earnings per share.  Forward-looking statements also include statements regarding the intent, belief or current expectation of M&I and its officers.  Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.

All forward-looking statements included or incorporated by reference in this prospectus and the applicable prospectus supplement are based on information available to us as of the date of this prospectus or the applicable prospectus supplement.  We do not undertake to update any forward-looking statements that may be made by or on behalf of us in this prospectus, any prospectus supplement or otherwise.  Our actual results may differ materially from those contained in the forward-looking statements identified above.  Factors which may cause such a material difference to occur include, but are not limited to, the factors described below.

RISK FACTORS

An investment in our Securities involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth below:

Our earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Our business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where we have significant operations, including Wisconsin, Arizona, Indiana, Minnesota, Missouri, Kansas, Nevada and Florida.  These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the U.S. and local economies, real estate values, consumer spending, borrowing and saving habits, all of which are beyond our control.  For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectability.  Nonpayment of loans, if it occurs, could have an adverse effect on our financial condition and results of operations and cash flows.  Higher interest rates also could increase our cost to borrow funds and increase the rate that we pay on deposits.

Our real estate loans expose us to increased credit risks.

A substantial portion of our loan and lease portfolio consists of real estate-related loans, including construction and residential and commercial mortgage loans.  As a result, deterioration in the U.S. real estate markets has led to an increase in non-performing loans and charge-offs, and we have had to increase our allowance for loan and lease losses.  Further deterioration in the commercial or residential real estate markets or in the U.S. economy would increase our exposure to real estate-related credit risk and cause us to further increase our allowance for loan and lease losses, all of which would have a material adverse effect on our financial condition and results of operations.

Various factors may cause our allowance for loan and lease losses to increase.

Our allowance for loan and lease losses represents management’s estimate of probable losses inherent in our loan and lease portfolio.  Management evaluates the allowance each quarter to determine that it is adequate to absorb these inherent losses.  This evaluation is supported by a methodology that identifies estimated losses based on assessments of individual problem loans and historical loss patterns of homogeneous loan pools.  In addition, environmental factors unique to each measurement date are also considered, including economic conditions in certain geographic or industry segments of the loan portfolio, economic trends, risk profile and portfolio composition.  The determination of the appropriate level of the allowance for loan and lease losses is highly subjective and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, many of which are outside of our control, may require an increase in the allowance for loan and lease losses.  Any increase in the allowance for possible loan and lease losses will result in a decrease in net income and capital, and would have a material adverse effect on our financial condition and results of operations.

There can be no assurance that our shareholders will continue to receive dividends at the current rate.

Holders of our Common Stock are only entitled to receive such dividends as our Board of Directors may declare out of funds available for such payments.  Although we have historically declared cash dividends on our Common Stock, there can be no assurance that we will maintain dividends at the current rate. We recently disclosed that the Board is reviewing our dividend policy in light of our projected financial results in an effort to make sure that we maintain a strong capital base through the current economic down cycle.  Any reduction of, or the elimination of, our Common Stock dividend could adversely affect the market price of our Common Stock.

A failure by us to maintain required levels of capital could have a material adverse effect.

Banking regulations require us to maintain adequate levels of capital, in order to support our operations and fund outstanding liabilities.  Furthermore, each of our subsidiary banks is required to maintain specific capital levels.  If any of the subsidiary banks fails to maintain the required capital levels, the subsidiary banks could be subject to various sanctions by federal regulators that could adversely impact us.  Such sanctions could potentially include, without limitation, the termination of deposit insurance by the Federal Deposit Insurance Corporation, limitations on the subsidiary banks’ ability to pay dividends to us and the issuance of a capital directive by a federal regulatory authority requiring an increase in capital.

Our ability and the ability of our subsidiary banks to raise additional capital, if needed, may be impaired by changes and trends in the capital markets that are outside our control.  Accordingly, there can be no assurance that we or our subsidiary banks will be able to raise additional capital, if needed on terms acceptable to us or our subsidiary banks.

There can be no assurance that recently enacted legislation will help stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008 (“EESA”) was recently signed into law in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  Pursuant to EESA, the UST has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The UST announced a Capital Purchase Program (the “CPP”) under EESA pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions.  On November 14, 2008, we entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms attached thereto, with the UST providing for our issuance of the Securities to the UST.

There can be no assurance, however, as to the actual impact that EESA, including the CPP and UST’s Troubled Asset Repurchase Program (“TARP”), will have on the financial markets or on us.  The failure of these programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Common Stock.

The failure of other financial institutions could adversely affect us.

Our ability to engage in funding transactions could be adversely affected by the actions and failure of other financial institutions.  Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships.  We have exposure to many different industries and counterparties, and routinely execute transactions with counterparts in the financial services industry, including brokers and dealers, commercial banks, investment banks, insurers, mutual and hedge funds, and other institutional clients.  As a result, defaults by, or even questions or rumors about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or other institutions.  Many of these transactions expose us to credit risk in the event of a default by our counterparty or client.  In addition, our credit risk may be exacerbated when collateral we hold cannot be relied upon or is liquidated at prices not sufficient to recover the full amount of our exposure.  Any such losses could materially and adversely affect our results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for over a year.  Recently, this volatility and disruption has reached unprecedented levels, and in many cases has produced downward pressure on stock prices and credit availability for certain issuers without regard to the underlying financial strength of those issuers.  If current levels of market disruption and volatility continue or worsen, there can be no assurance that such conditions will not have a material adverse effect on our business, financial condition and results of operations.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, including the factors described elsewhere in these Risk Factors and the following additional factors:

•

actual or anticipated variations in our quarterly results;

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changes in government regulations;

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unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

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credit quality ratings;

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new technology or services offered by our competitors;

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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changes in accounting policies or practices; or

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failure to successfully integrate our acquisitions or realize anticipated benefits from our acquisitions.

Changes in our credit ratings could adversely affect our liquidity and financial condition.

Our credit ratings and those of our subsidiaries are important factors in our ability to access certain types of liquidity.  A downgrade in our credit ratings or those of any of our subsidiaries could potentially increase the cost of debt, limit our access to capital markets, require us to post collateral, or negatively impact our profitability.  Furthermore, a downgrade of the credit rating of securities issued by us or our subsidiaries could adversely affect the ability of the holders to sell those securities.

Sales or other dilution of our equity may adversely affect the market price of our Common Stock.

In connection with our participation in the CPP, we have issued preferred securities and a warrant representing the right to purchase our Common Stock.  The market price of our Common Stock could decline as a result of sales of a large number of shares of Common Stock in the market.  If the warrants are exercised, the issuance of additional shares of Common Stock would dilute the ownership interest of our existing shareholders.

Terrorism, acts of war, international conflicts and natural disasters could negatively affect our business and financial condition.

Acts or threats of war or terrorism, international conflicts (including conflict in the Middle East), natural disasters, and the actions taken by the U.S. and other governments in response to such events, could disrupt business operations and negatively impact general business and economic conditions in the U.S.  If terrorist activity, acts of war, other international hostilities or natural disasters disrupt business operations, trigger technology delays or failures, or damage our physical facilities, our customers or service providers, or cause an overall economic decline, our financial condition and operating results could be materially adversely affected.  The potential for future occurrences of these events has created many economic and political uncertainties that could seriously harm our business and results of operations in ways that cannot presently be predicted.

Our earnings also are significantly affected by the fiscal and monetary policies of the federal government and our agencies, which could affect repayment of loans and thereby materially adversely affect us.

The policies of the Federal Reserve Board impact us significantly.  The Federal Reserve Board regulates the supply of money and credit in the United States. Our policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments that we hold.  Those policies determine to a significant extent our cost of funds for lending and investing.  Changes in those policies are beyond our control and are difficult to predict.  Federal Reserve Board policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans.  For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services.  This could adversely affect the borrower’s earnings and ability to repay its loan, which could materially adversely affect us.

The banking and financial services industry is highly competitive, which could adversely affect our financial condition and results of operations.

We operate in a highly competitive environment in the products and services that we offer and the markets in which we serve.  The competition among financial services providers to attract and retain customers is intense.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer.  Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area.

We believe the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry.  Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems.  Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking.  Many of our competitors are subject to fewer regulatory constraints and have lower cost structures.  We expect the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Federal and state agency regulation could increase our cost structures or have other negative effects on us.

Marshall & Ilsley Corporation and M&I LLC, their subsidiary banks and many of their non-bank subsidiaries are heavily regulated at the federal and state levels.  This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not shareholders.  Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing our cost structures.  Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation.

We are subject to examinations and challenges by tax authorities, which, if not resolved in our favor, could adversely affect our financial condition and results of operations and cash flows.

In the normal course of business, we and our affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments we have made and the businesses in which we are engaged.  Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions.  These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning.  The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions.  If any such challenges are made and are not resolved in our favor, they could have an adverse effect on our financial condition and results of operations and cash flows.

Consumers may decide not to use banks to complete their financial transactions, which could result in a loss of income to us.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction.  For example, consumers can now pay bills and transfer funds directly without banks.  The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services and other factors, and our failure to achieve such acceptance and approval could harm our market share.

Our success depends, in part, on our ability to adapt our products and services to evolving industry standards and to control expenses.  There is increasing pressure on financial services companies to provide products and services at lower prices.  This can reduce our net interest margin and revenues from our fee-based products and services.  In addition, our success depends in part on our ability to generate significant levels of new business in our existing markets and in identifying and penetrating new markets.  Growth rates for card-based payment transactions and other product markets may not continue at recent levels.  Further, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services or render our existing products obsolete.  We may not successfully introduce new products and services, achieve market acceptance of our products and services, develop and maintain loyal customers and/or break into targeted markets.

Marshall & Ilsley Corporation and M&I LLC rely on dividends from their subsidiaries for most of our revenue, and the banking subsidiaries hold a significant portion of their assets indirectly.

Marshall & Ilsley Corporation and M&I LLC are separate and distinct legal entities from their subsidiaries.  Marshall & Ilsley Corporation receives substantially all of its revenue from dividends from its subsidiaries.  These dividends are the principal source of funds to pay dividends on our Common Stock and interest on Marshall & Ilsley Corporation’s and M&I LLC’s debt.  The payment of dividends by a subsidiary is subject to federal law restrictions and to the laws of the subsidiary’s state of incorporation.  Furthermore, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In addition, our bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

We depend on the accuracy and completeness of information about customers and counterparties, and inaccurate or incomplete information could negatively impact our financial condition and results of operations.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information.  We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors.  For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform to generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer.  We may also rely on the audit report covering those financial statements.  Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or that are materially misleading.

An interruption or breach in security of our or our third party service providers’ communications and information technologies could have a material adverse effect on our business.

We rely heavily on communications and information technology to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  Despite our policies and procedures designed to prevent or limit the effect of such a failure, interruption or security breach of our information systems, there can be no assurance that any such events will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customers or customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we rely on third-party service providers for a substantial portion of our communications, information, operating and financial control systems technology.  If any of these third-party service providers experiences financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of these services.  There can be no assurance that we could negotiate terms as favorable to us or obtain services with similar functionality as we currently have without the expenditure of substantial resources, if at all.  Any of these circumstances could have a material adverse effect our business.

Our accounting policies and methods are the basis of how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Our accounting policies and methods are fundamental to how we record and reports our financial condition and results of operations.  Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations.  In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in us reporting materially different amounts than would have been reported under a different alternative.

We have identified two accounting policies as being “critical” to the presentation of our financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.  These critical accounting policies relate to:  (1) the allowance for loan and lease losses and (2) income taxes.  Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in our reporting materially different amounts.

Changes in accounting standards could adversely affect our reported financial results.

The bodies that set accounting standards for public companies, including the Financial Accounting Standards Board, the SEC and others, periodically change or revise existing interpretations of the accounting and reporting standards that govern the way that we report our financial condition and results of operations.  These changes can be difficult to predict and can materially impact our reported financial results.  In some cases, we could be required to apply a new or revised accounting standard, or a new or revised interpretation of an accounting standard, retroactively, which could have a negative impact on reported results or result in the restatement of our financial statements for prior periods.

We have an active acquisition program, which involves risks related to integration of acquired companies or businesses and the potential for the dilution of the value of our stock.

We regularly explore opportunities to acquire banking institutions and other financial services providers.  We cannot predict the number, size or timing of future acquisitions.  We typically do not publicly comment on a possible acquisition or business combination until we have signed a definitive agreement for the transaction.  Once we have signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions.  There can be no assurance we will receive such regulatory approvals without unexpected delays or conditions or that such conditions will be timely met to our satisfaction, or at all.

Difficulty in integrating an acquired company or business may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition.  Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships.  We may not be able to successfully leverage the combined product offerings to the combined customer base.  These factors could contribute to our not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require us to issue stock, to use substantial cash or liquid assets or to incur debt.  In such cases, the value of our Common Stock could be diluted and we could become more susceptible to economic downturns and competitive pressures.

We are dependent on senior management, and the loss of the services of any of our senior executive officers could cause our business to suffer.

Our continued success depends to a significant extent upon the continued services of our senior management.  The loss of services of any of our senior executive officers could cause our business to suffer.  In addition, our success depends in part upon senior management’s ability to implement our business strategy.

We may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, operating results and financial condition.

We and our subsidiaries may be involved from time to time in a variety of litigation arising out of our business.  Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation.  Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our business, operating results and financial condition and cash flows.  In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

The Separation may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of separating M&I and our former subsidiary, Metavante Corporation (which we refer to as the “Separation”).  Even though the transactions effecting the Separation are complete, it is possible that unanticipated challenges resulting from the Separation will arise in the foreseeable future.  These difficulties may include any or all of the following:

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difficulty preserving customer, distribution, supplier and other important relationships;

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the potential difficulty in retaining key officers and personnel; and

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difficulty separating corporate infrastructure, including systems, insurance, accounting, legal, finance, tax and human resources, for each of the two new public companies.

If our share distribution and transactions related to the Separation do not qualify as tax-free distributions or reorganizations under the Internal Revenue Code, then we and our shareholders may be responsible for payment of significant U.S. federal income taxes.

In transactions related to the Separation, M&I LLC, which was previously a corporation, distributed shares of its common stock to effect the Separation.  If the share distribution does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, Metavante would recognize a taxable gain that would result in significant U.S. federal income tax liabilities to Metavante.  Metavante would be primarily liable for these taxes and we would be secondarily liable.  Under the terms of a tax allocation agreement related to the Separation, we will generally be required to indemnify Metavante against any such taxes unless such taxes would not have been imposed but for an act of Metavante or our affiliates, subject to specified exceptions.

Even if the share distribution otherwise qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code, the distribution would result in significant U.S. federal income tax liabilities to Metavante if there is an acquisition of our Common Stock or Metavante’s stock as part of a plan or series of related transactions that includes the share distribution and that results in an acquisition of 50% or more of our outstanding Common Stock or Metavante’s common stock.  In this situation, we may be required to indemnify Metavante under the terms of the tax allocation agreement unless such taxes would not have been imposed but for specified acts of Metavante or our affiliates.  In addition, mutual indemnity obligations in the tax allocation agreement could discourage or prevent a third party from making a proposal to acquire us.

As a result of the Separation, any financing that we obtain in the future could involve higher costs.

As a result of the completion of the transactions relating to the Separation, any financing that we obtain will be with the support of a reduced pool of diversified assets, and therefore we may not be able to secure adequate debt or equity financing on desirable terms.  The cost to us of financing without Metavante may be materially higher than the cost of financing prior to the Separation.  If in the future we have a credit rating lower than we currently have, it will be more expensive for us to obtain debt financing than it was prior to the Separation.

We  will be restricted in our ability to issue equity for at least two years following completion of the Separation, which could limit our ability to make acquisitions or to raise capital required to service our debt and operate our business.

The amount of equity that we can issue to make acquisitions (excluding acquisitions with respect to which we can prove the absence of “substantial negotiations” during applicable safe harbor periods) or raise additional capital will be limited for at least two years following completion of the Separation, except in limited circumstances.  These limitations may restrict our ability to carry out our business objectives and to take advantage of opportunities such as acquisitions that could supplement or grow our business.

MARSHALL & ILSLEY CORPORATION

Marshall & Ilsley Corporation, a Wisconsin corporation, is a registered bank holding company under the Bank Holding Company Act of 1956 and is certified as a financial holding company under the Gramm-Leach-Bliley Act.  As of September 30, 2008, we had consolidated total assets of approximately $63.5 billion and consolidated total deposits of approximately $40.0 billion, making us the largest bank holding company headquartered in Wisconsin.

Our executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202 (telephone number (414) 765-7801).  Our principal assets are the stock of our bank and nonbank subsidiaries, which, as of September 30, 2008, consisted of five bank and trust subsidiaries and a number of companies engaged in businesses that the Board of Governors of the Federal Reserve System has determined to be closely related or incidental to the business of banking.  We provide our subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, auditing, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

We provide diversified financial services to a wide variety of corporate, institutional, government and individual customers.  Our largest affiliates and principal operations are in Wisconsin; however, we have activities in other markets, particularly in certain neighboring Midwestern states, and in Arizona, Nevada and Florida.  Our principal activities consist of banking and wealth management services.  Banking services, lending and accepting deposits from commercial banking and community banking customers are provided through our lead bank, M&I Marshall & Ilsley Bank, Southwest Bank, an M&I Bank, which is headquartered in St. Louis, Missouri, M&I Bank FSB, a federal savings bank subsidiary located in Las Vegas, and an asset-based lending subsidiary headquartered in Minneapolis, Minnesota.  In addition to branches located throughout Wisconsin, banking services are provided in branches located throughout Arizona, the Minneapolis, Minnesota, Kansas City, Missouri and St. Louis, Missouri metropolitan areas, Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada, Florida and central Indiana, and through the Internet.  Wealth Management, which includes Marshall & Ilsley Trust Company National Association, M&I Brokerage Services, the private banking divisions of our bank subsidiaries and other subsidiaries related to the wealth management business, provides trust services, brokerage and insurance services, and investment management and advisory services to residents of Wisconsin, Arizona, Minnesota, Missouri, Florida, Nevada and Indiana.  Other financial services we provide include personal property lease financing, wholesale lending, investment services to institutional clients and venture capital.

Marshall & Ilsley Corporation in its current form was incorporated in Wisconsin in 2007, in conjunction with the separation transaction involving our former subsidiary, Metavante Corporation, which we refer to as the “Separation.”  In connection with the Separation, we reorganized our business segments.  Based on the way M&I organizes its business, we have four reportable segments:  Commercial Banking, Community Banking, Wealth Management and Treasury.  Each of these segments is described in detail below.

Commercial Banking

Our Commercial Banking segment provides financial expertise in Corporate, Commercial, Correspondent and Commercial Real Estate Banking.  Commercial Banking provides a complete line of commercial, corporate and real estate banking products and services, including:  traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment financing, mezzanine financing, global trade services, foreign exchange services, treasury management and other financial services to middle market, large corporate and public sector clients.  Commercial Banking also supports the commercial real estate and correspondent banking markets with products and services including secured and unsecured lines of credit, letters of credit, construction loans for commercial and residential development and land acquisition and development loans.

Community Banking

Our Community Banking segment provides consumer and business banking products and services to customers primarily within the states in which we offer banking services.  Community banking services are provided through branches located throughout Wisconsin, Arizona, the Minneapolis, Minnesota, Kansas City, Missouri and St. Louis, Missouri metropolitan areas, and Orlando, Florida metropolitan areas, Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada, Florida’s west coast and central Indiana.  Consumer products include loan and deposit products such as mortgages, home equity loans and lines, credit cards, student loans, personal lines of credit and term loans, demand deposit accounts, interest bearing transaction accounts and time deposits.  Business banking products include secured and unsecured lines and term loans for working capital, inventory and general corporate use, commercial real estate construction loans, agricultural loans, demand deposit accounts, interest bearing transaction accounts and time deposits.

Wealth Management

Our Wealth Management segment, which includes our Trust, Brokerage and Private Banking businesses, provides integrated asset management, trust and banking services through three business lines:  Investment Management, Personal Services and Institutional Services.  Investment Management is a multi-dimensional asset management service with a broad range of strategies, styles and product delivery options such as separately managed equity and fixed income strategies, managed asset allocation strategies, alternative investments and The Marshall Funds, our family of mutual funds.  Personal Services includes Cedar Street Advisors, Personal Wealth Management and M&I Financial Advisors.  Cedar Street Advisors manages the complex financial affairs of ultra-high net worth individuals and their families.  Personal Wealth Management services assemble and implement an all-inclusive financial roadmap for high net worth individuals and families, providing for their private banking (credit and deposits), investment, estate and tax planning needs.  M&I Financial Advisors uses a formulized financial planning process based on an individual’s resources, goals, and risk tolerance to develop a personalized financial plan, and then offers a full array of brokerage and insurance solutions to meet that plan.  The Institutional Services business includes Retirement Plan Services, Taft-Hartley Services, Not-for-Profit Services, North Star Deferred Exchange and Trust Operations Outsourcing.

Treasury

Our Treasury segment provides management of interest rate risk, capital, liquidity, funding and investments to us and all of our subsidiary banks.

All Others

The Other segment includes an Investment Division and a National Consumer Lending Division.  The Investment Division provides a variety of products and services designed to address its customers’ risk management and investment needs.  These services include foreign exchange services, derivative solutions and investment services, currency conversion and foreign exchange risk management.  These services are provided primarily to corporate, business banking and financial institution clients.  The National Consumer Banking Division provides wholesale home equity consumer lending, indirect automobile financing, and affinity banking services.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the Selling Securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our Senior Preferred Stock, Series B, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods presented in our quarterly report on Form 10-Q for the quarter ended September 30, 2008, which is incorporated herein by reference.

DESCRIPTION OF SENIOR PREFERRED STOCK, SERIES B

The following is a brief description of the terms of the Senior Preferred Stock, Series B (the “Senior Preferred Stock”), that may be resold by the Selling Securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the Senior Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share.  Of such number of shares of preferred stock, 1,715,000 shares have been designated as Senior Preferred Stock, all of which shares of Senior Preferred Stock were issued to the UST in a transaction exempt from the registration requirements of the Securities Act.  The issued and outstanding shares of Senior Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable on Shares of Senior Preferred Stock

The Senior Preferred Stock will pay cumulative compounding dividends quarterly in arrears of 5% per year until the fifth anniversary of the issuance of the Senior Preferred Stock, and 9% thereafter.  The dividend payment dates will be February 15, May 15, August 15 and November 15 beginning with the first dividend payment date to occur at least 20 calendar days after the issuance of the Senior Preferred Stock.  The Senior Preferred Stock was issued to the UST on November 14, 2008.  Accordingly, the first dividend payment date will be February 15, 2009.

Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the Senior Preferred Stock are payable to holders of record of shares of Senior Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Senior Preferred Stock, we are required to provide written notice to the holders of shares of Senior Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to provisions of the Wisconsin Business Corporation Law (the “WBCL”) relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Senior Preferred Stock will rank:

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senior to our Common Stock and all other equity securities designated as ranking junior to the Senior Preferred Stock; and

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at least equally with all other equity securities designated as ranking on a parity with the Senior Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of M&I.

So long as any shares of Senior Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in shares of our Common Stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock, or as applicable, any other class or series of Company stock ranking junior to the Senior Preferred Stock, which we refer to as “junior stock,” unless we have paid in full all accrued dividends on the Senior Preferred Stock for all prior dividend periods, other than:

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purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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purchases or other acquisitions by broker-dealer subsidiaries of M&I solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock, as applicable, any class or series of Company stock that does not expressly rank junior or senior to the Senior Preferred Stock, which we refer to as “parity stock,” in the ordinary course of its business;

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purchases or other acquisitions by broker-dealer subsidiaries of M&I for resale pursuant to an offering by M&I of our stock that is underwritten by the related broker-dealer subsidiary;

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any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

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acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not M&I or a subsidiary of M&I, including as trustee or custodian; and

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the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 14, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

If we repurchase shares of Senior Preferred Stock from a holder other than the UST, we must offer to repurchase a ratable portion of the Senior Preferred Stock then held by the UST.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Senior Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Senior Preferred Stock), with respect to the Senior Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Senior Preferred Stock from time to time out of any funds legally available for such payment, and the Senior Preferred Stock will not be entitled to participate in any such dividend.  However, prior to the earlier of November 14, 2011 and the date on which the Senior Preferred Stock has been redeemed in full or transferred by the UST, we must obtain the consent of the UST to delare or pay dividends on our Common Stock in an amount greater than our last quarterly cash dividend per share declared ($0.32 per share).

Redemption

The Senior Preferred Stock may not be redeemed prior to November 15, 2011 unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $428,750,000, which equals 25% of the aggregate liquidation amount of the Senior Preferred Stock on the date of issuance.  In such a case, we may redeem the Senior Preferred Stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than M&I or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualify as tier 1 capital of M&I at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified Equity Offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After November 15, 2011, the Senior Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Senior Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Senior Preferred Stock have no right to require the redemption or repurchase of the Senior Preferred Stock.

If fewer than all of the outstanding shares of Senior Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Senior Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Senior Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Senior Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Senior Preferred Stock designated for redemption will not affect the redemption of any other Senior Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Senior Preferred Stock are to be redeemed, and the number of shares of Senior Preferred Stock to be redeemed (and, if less than all shares of Senior Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Senior Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the Senior Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Senior Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Senior Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Senior Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Senior Preferred Stock has been paid in full to all holders of Senior Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Senior Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Senior Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Senior Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two.  Holders of Senior Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Senior Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of M&I will be reduced by two.  The holders of a majority of shares of Senior Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Senior Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director.  If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Senior Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Senior Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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any amendment or alteration of our Restated Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Senior Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of M&I;

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any amendment, alteration or repeal of any provision of our Restated Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Senior Preferred Stock; or

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any consummation of a binding share exchange or reclassification involving the Senior Preferred Stock or of a merger or consolidation of M&I with another entity, unless the shares of Senior

Preferred Stock remain outstanding following any such transaction or, if M&I is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Senior Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Senior Preferred Stock, taken as a whole.

To the extent of the voting rights of the Senior Preferred Stock, each holder of Senior Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Senior Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Senior Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Senior Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant (the “Warrant”) that may be resold by the Selling Securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 13,815,789 shares of our Common Stock.  If we complete one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $1,715,000,000, which is equal to 100% of the aggregate liquidation preference of the Senior Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Selling Securityholders will be reduced by 50% to 6,907,895 shares.  The number of shares subject to the Warrant is subject to further adjustments in the circumstances described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price of the Warrant is $18.62 per share of Common Stock for which the Warrant may be exercised.  The Warrant may be exercised at any time on or before November 14, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised.  The Warrant may be exercised by following the general procedure outlined below:

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delivering to M&I the payment required to purchase the underlying shares of Common Stock;

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properly completing and signing the reverse side of the Warrant certificate representing the Warrant; and

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delivering the Warrant certificate representing the Warrant to M&I within five business days of the Warrant agent receiving payment of the exercise price.

If the holder of the Warrant complies with the procedures described above, the Warrant will be considered to have been exercised when we receive payment of the exercise price.  After the holder of the Warrant has completed those procedures, we will, as soon as practicable, issue and deliver to the holder of the Warrant the shares of Common Stock that are issued upon exercise.  We will not issue fractional shares upon any exercise of the Warrant.  Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant.  We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.  We have listed the shares of Common Stock issuable upon exercise of the Warrant with the New York Stock Exchange.  The holder of the Warrant will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying shares of Common Stock in connection with the exercise of the Warrant.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant.”

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Common Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The UST may not transfer a portion of the Warrant with respect to more than 6,907,895 shares of Common Stock until the earlier of the date on which M&I has received aggregate gross proceeds from a qualified equity offering of at least $1,715,000,000 and December 31, 2009.  The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment.  Until the earlier of November 14, 2011 and the date the UST no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances:

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as consideration for or to fund the acquisition of businesses and/or related assets;

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in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

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in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

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in connection with the exercise of preemptive rights on terms existing as of November 14, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving M&I and requiring shareholder approval, the Warrant holder’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the holder of the Warrant with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

We have summarized the material terms and provisions of the Common Stock in this section.  We have also filed our Restated Articles of Incorporation, as amended, and our Amended and Restated By-Laws, as amended, as exhibits to the registration statement of which this prospectus is a part.  You should read our Restated Articles of Incorporation and our Amended and Restated By-Laws for additional information before you buy any securities which may be exercised or exchangeable for or converted into Common Stock.

General

Authorized and Outstanding Shares.  As of December 1, 2008, our authorized Common Stock was 700,000,000 shares.  From these authorized shares, we had issued and outstanding 260,298,488 shares.  Shares of our Common Stock, when issued against full payment of their purchase price, and shares of our Common Stock issuable upon conversion, exchange or exercise of any of the other Securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

Voting Rights.  The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, except to the extent that the voting power of shares held by any person in excess of 20% of the voting power in the election of directors may be limited (in voting on any matter) to one-tenth of the full voting power of those shares under Section 180.1150 of the WBCL.  The holders of Common Stock are not entitled to cumulative voting rights.  The WBCL and our Amended and Restated By-Laws require a plurality of all votes cast at a meeting at which a quorum is present to elect directors.  Our Board of Directors has adopted Corporate Governance Guidelines that require any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation as a director to the Chairman of the Board for consideration by the Board in accordance with the policy.  For most other shareholder votes, the WBCL and our Amended and Restated By-Laws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which a quorum is present, unless our Restated Articles of Incorporation, our Amended and Restated By-Laws or the WBCL provide otherwise.

Dividends.  Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock.

Liquidation.  In the event of our liquidation or dissolution, the holders of our Common Stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock.

Other Rights.  Except as set forth in any written agreement between us and any shareholder, holders of our Common Stock have no preemptive or other subscription rights, and the shares of Common Stock are not subject to further calls or assessment by us.  There are no conversion rights or sinking fund provisions applicable to the shares of our Common Stock.

Listing.  The outstanding shares of our Common Stock are listed on the New York Stock Exchange under the symbol “MI.”  The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Wisconsin Law and Certain Articles and By-Laws Provision; Anti-Takeover Measures

Certain provisions of our Restated Articles of Incorporation and our Amended and Restated By-Laws and the WBCL may delay or make more difficult acquisitions or changes of control of M&I not approved by our board of directors.  These provisions may also make it more difficult for third parties to replace our current management without the concurrence of our board of directors.  In addition, Federal Reserve Board approval is required for certain acquisitions of our Common Stock or other voting stock.  All of these provisions could have the effect of discouraging third parties from making proposals that shareholders may otherwise consider to be in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their Common Stock.

Size of Board of Directors and Special Meetings.  Our Restated Articles of Incorporation and Amended and Restated By-Laws provide that our board will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes or series of preferred stock pursuant to the restated articles of incorporation applicable thereto), the number of which may be established within such limits by resolution adopted by the affirmative vote of a majority of the entire board of directors then in office; provided, that, the board of directors may not decrease the number if the term of any incumbent director would thereby be affected.  Except as otherwise provided by the WBCL and subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of our shareholders may be called only by the Chief Executive Officer or the President pursuant to a resolution approved by not less than a majority of the board of directors or upon the demand, in accordance with the procedures set forth in the Amended and Restated By-Laws, of the holders of record shares representing at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposal special meeting.  These provisions have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

Removal of Directors for “Cause.”  Exclusive of directors, if any, elected by holders of one or more classes of preferred stock, holders of Common Stock may remove a director only for “cause” and then only by a vote of two-thirds of the outstanding shares of our capital stock entitled to vote at a meeting of shareholders called for that purpose.  “Cause” is defined solely as malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of M&I.  This provision could deter or discourage a party seeking to obtain control of M&I by removing one or more directors from our board.

Our Restated Articles of Incorporation provide that any newly created directorship resulting from an increase in the number of directors and any other vacancy on our board of directors, however caused, shall be filled by vote of a majority of the directors then in office, although less than a quorum (or by a sole remaining director).  Any director so elected to fill any vacancy in our board of directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of our shareholders and until his or her successor shall be elected and shall qualify.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Restated Articles of Incorporation.

Advance Notice of Proposals to be Brought at the Annual Meeting.  Pursuant to our Amended and Restated By-Laws, any shareholder who intends to bring business before an annual meeting of shareholders must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.  This provision could render more difficult or discourage an attempt to obtain control of M&I through a proposal brought before an annual meeting of shareholders.  M&I would have to be given advance notice of any such proposal in accordance with our Amended and Restated By-Laws which notice to M&I may discourage the making of such proposal.

Advance Notice of Nominations of Directors.  Pursuant to our Restated Articles of Incorporation and our Amended and Restated By-Laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.  This provision could deter or discourage a party seeking to obtain control of M&I by electing directors to our board.  Any such party would be required to comply with our Restated Articles of Incorporation and Amended and Restated By-Laws in nominating directors to our board and such compliance could deter or discourage such party from nominating directors to our board.

Authorized and Unissued Stock.  As of December 1, 2008, our authorized capital consisted of 5,000,000 shares of preferred stock, of which 3,285,000 shares were unissued, and 700,000,000 shares of Common Stock, of which 432,544,606 shares were unissued.  Our board of directors has the right to cause us to issue authorized and unissued shares from time to time, without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions.  The board’s power to approve the issuance of preferred stock could, depending on the terms of such stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.  Similarly, the board’s existing ability to issue additional shares of our Common Stock could, depending upon the circumstances of their issue, either impede or facilitate the completion of a merger, tender offer or other takeover attempt, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of Common Stock at higher than prevailing market prices.  For example, the issuance of new shares might impede a business combination if they were issued in connection with a rights plan or if the terms of those shares include series voting rights which would enable the holder to block business combinations.  Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.  The board will make any determination regarding issuance of additional shares based on its judgment as to the best interests of us and our shareholders.

Constituency or Stakeholder Provision.  Under Section 180.0827 of the WBCL, in discharging his or her duties to M&I and in determining what he or she believes to be in the best interests of M&I, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.  This provision may have anti-takeover effects in situations where the interests of our stakeholders, other than shareholders, conflict with the short-term maximization of shareholder value.

Wisconsin Anti-Takeover Statutes.  Sections 180.1140 to 180.1144 of the WBCL, which are referred to as the Wisconsin business combination statutes, prohibit a Wisconsin corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless prior to such date the board of directors approved the business combination or the transaction in which the person became an interested stockholder.  Under specified circumstances, a Wisconsin corporation may engage in a business combination with an interested stockholder more than three years after the stock acquisition date.  For purposes of the Wisconsin business combination statutes, a “business combination” includes (a) a merger or share exchange, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the assets or outstanding stock of the corporation or 10% of the corporation’s earning power or income on a consolidated basis, (c) the issuance of stock or rights to purchase stock having an aggregate market value equal to at least 5% of the outstanding stock, unless the stock was issued or transferred pursuant to the exercise of warrants, rights or options or a dividend or distribution made proportionately to all shareholders, (d) the adoption of a plan of liquidation or dissolution and (e) other enumerated transactions involving an interested stockholder if the affect is to increase the proportionate share of the outstanding stock (or securities convertible into stock) of the corporation or its subsidiary beneficially owned by the interested stockholder, and (f) receipt by the interested stockholder of the benefit of a loan, advance, guarantee, pledge or other financial assistance provided by or through the corporation or subsidiary, unless the benefit is received proportionately by all shareholders.  Under the Wisconsin business combination statutes, an “interested stockholder” is a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within three years prior to the date in question.

A “resident domestic corporation” means a public Wisconsin corporation that, as of the stock acquisition date in question, has:

•

its principal offices located in Wisconsin;

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significant business operations located in Wisconsin;

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more than 10% of the holders of record of its stock who are residents of Wisconsin; or

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more than 10% of its shares held of record by residents of Wisconsin.

We are considered a resident domestic corporation for purposes of these provisions.

Sections 180.1130 to 180.1133 of the WBCL, which are referred to as the Wisconsin fair price statutes, require that “business combinations” involving a “significant shareholder” and a Wisconsin corporation be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of the voting shares that are not beneficially owned by a “significant shareholder” or an affiliate or associate of a significant shareholder who is a party to the transaction, unless the fair price conditions specified in the statute have been satisfied.  This requirement is in addition to any vote that may be required by law or our restated articles of incorporation.  For purposes of the Wisconsin fair price statutes, a “business combination” generally includes a merger or share exchange, or a sale, lease, exchange or other disposition, other than a mortgage or pledge if not made to the avoid the fair price statutes and the defensive action restrictions statute (as described below).  Under the Wisconsin fair price statutes, a “significant shareholder” is a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation, or who is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation within two years prior to the date in question.  The Wisconsin fair price statutes may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price.

Under Section 180.1150(2) of the WBCL, the voting power of shares of a Wisconsin corporation that are held by any person in excess of 20% of the voting power are limited (in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose.  This statute is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person.  This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.  Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including, among others, shares acquired directly from M&I and shares acquired in a merger or share exchange to which M&I is a party.

Section 180.1134 of the WBCL, which is referred to as the Wisconsin defensive action restrictions statute, provides that, in addition to the vote otherwise required by law or the articles of incorporation, a Wisconsin corporation must receive approval of the holders of a majority of the shares entitled to vote before the corporation can take the actions discussed below while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded.  Under the Wisconsin defensive action restrictions statute, shareholder approval is required for the corporation to acquire more than 5% of the corporation’s outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held the shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares.  This restriction may deter a shareholder from acquiring shares of our Common Stock if the shareholder’s goal is to have M&I repurchase the shareholder’s shares at a premium over the market price.  Shareholder approval is also required under the Wisconsin defensive action restrictions statute for the corporation to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to be governed by this restriction.

Indemnification; Limitation on Liability.  Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.  A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes:  (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification:  (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive.  A corporation may expand a director’s or officer’s rights to indemnification:  (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, we have adopted indemnification provisions in our Amended and Restated By-Laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions.  In particular, Section 6.1 of our Amended and Restated By-Laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.  As permitted by Section 180.0857 of the WBCL, we have purchased directors’ and officers’ liability insurance that insures our directors and officers, among other things, against certain liabilities that may arise under the Securities Act.

Federal Law Restrictions.  The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

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the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

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within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval.  An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action.  It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as M&I, would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding voting stock.  If the acquirer is a bank holding company, this approval is required before acquiring 5% of our outstanding Common Stock.  Obtaining “control” over M&I would also require Federal Reserve Board prior approval.  “Control” generally means:

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the ownership or control of 25% or more of a bank holding company voting securities class;

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the ability to elect a majority of the bank holding company’s directors; or

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the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.

SELLING SECURITYHOLDERS

On November 14, 2008, we issued the Securities covered by this prospectus to the UST, which is the initial Selling Securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The UST, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own.  The Securities to be offered under this prospectus for the account of the Selling Securityholders are:

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1,715,000 shares of Senior Preferred Stock, representing beneficial ownership of 100% of the shares of Senior Preferred Stock outstanding on the date of this prospectus;

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a Warrant to purchase 13,815,789 shares of our Common Stock, representing beneficial ownership of approximately 5% of our Common Stock as of December 1, 2008; and

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13,815,789 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 5% of our Common Stock as of December 1, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the Securities covered by this prospectus will be held by the Selling Securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the UST has sole voting and investment power with respect to the Securities.

We do not know when or in what amounts the Selling Securityholders may offer the Securities for sale.  The Selling Securityholders might not sell any or all of the Securities offered by this prospectus.  Because the Selling Securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the Selling Securityholders after completion of the offering.

Other than with respect to the acquisition of the Securities, the UST has not had a material relationship with us.

Information about the Selling Securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The Selling Securityholders and their successors, including their transferees, may sell the Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

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on any national securities exchange or quotation service on which the Senior Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of the Common Stock;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

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through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume.  The Selling Securityholders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Senior Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities pursuant to this prospectus and to the activities of the Selling Securityholders. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Senior Preferred Stock on any securities exchange or for inclusion of the Senior Preferred Stock in any automated quotation system unless requested by the UST.  No assurance can be given as to the liquidity of the trading market, if any, for the Senior Preferred Stock.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by the Selling Securityholders pursuant to this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Marshall & Ilsley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuances and Distribution.

The following table sets forth those expenses to be incurred by M&I in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the shares.  All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$ 77,509.43
Legal fees and expenses	150,000.00
Accounting fees and expenses	20,000.00
Miscellaneous expenses	10,000.00
Total	257,509.43

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Item 15.  Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.  A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes:  (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification:  (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive.  A corporation may expand a director’s or officer’s rights to indemnification:  (i) in its articles of incorporation or by-

laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, Marshall & Ilsley has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions.  In particular, Section 6.1 of Marshall & Ilsley’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.  As permitted by Section 180.0857 of the WBCL, Marshall & Ilsley has purchased directors’ and officers’ liability insurance that insures Marshall & Ilsley’s directors and officers, among other things, against certain liabilities that may arise under the Securities Act of 1933, as amended.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with any proceeding involving securities regulation.  In accordance with this provision, our by-laws provide for mandatory indemnification and allowance of expenses for officers and directors for proceedings involving securities-related matters.

Under Section 180.0828 of the WBCL, a director of the corporation is not personally liable to the corporation or its shareholders for a breach of or failure to perform any duty resulting solely from his or her status as a director, unless it is proven that the director’s conduct falls into one of the categories described in the first paragraph of this item.

Item 16.  Exhibits.

3.1	Restated Articles of Incorporation, as amended
4.1	Amended and Restated By-Laws, incorporated by reference to M&I’s Registration Statement on Form S-3 filed on November 6, 2007
4.2	Warrant for Purchase of Shares of Common Stock, incorporated by reference to M&I’s Current Report on Form 8-K filed November 14, 2008
4.3

Letter Agreement, dated November 14, 2008, between the Company and the UST, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Senior Preferred Stock and the Warrant, incorporated by reference to M&I’s Current Report on Form 8-K filed November 14, 2008

5.1	Opinion of Godfrey & Kahn, S.C.
12.1	Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 to M&I’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1	Powers of Attorney of directors of M&I

Item 17.  Undertakings.

a.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

b.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 11, 2008.

MARSHALL & ILSLEY CORPORATION

(Registrant)

By:

/s/ Mark F. Furlong

Mark F. Furlong, President, Chief Executive Officer

and a Director

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Gregory A. Smith

`

Date:  December 11, 2008

Gregory A. Smith

Senior Vice President and Chief Financial Officer

(Principal Financial Officer)

/s/ Patricia R. Justiliano

Date: December 11, 2008

Patricia R. Justiliano

Senior Vice President and Corporate Controller

(Principal Accounting Officer)

Directors:

Andrew N. Baur, Jon F. Chait, John W. Daniels, Jr., Mark F. Furlong, Ted D. Kellner, Dennis J. Kuester, David J. Lubar, Katharine C. Lyall, John A. Mellowes, San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III, John S. Shiely, Debra S. Waller, George E. Wardeberg and James B. Wigdale.

By:

/s/ Randall J. Erickson

Date:  December 11, 2008

Randall J. Erickson, As Attorney-in-Fact*

*Pursuant to authority granted by powers of attorney, copies of which have been previously filed and are filed herewith.

Exhibit Index

Exhibit No.	Description

3.1	Restated Articles of Incorporation, as amended
4.1	Amended and Restated By-Laws, incorporated by reference to M&I’s Registration Statement on Form S-3 filed on November 6, 2007
4.2	Warrant for Purchase of Shares of Common Stock, incorporated by reference to M&I’s Current Report on Form 8-K filed November 14, 2008
4.3

Letter Agreement, dated November 14, 2008, between the Company and the UST, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Senior Preferred Stock and the Warrant, incorporated by reference to M&I’s Current Report on Form 8-K filed November 14, 2008

5.1	Opinion of Godfrey & Kahn, S.C.
12.1	Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 to M&I’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1	Powers of Attorney of directors of M&I